Exhibit 11.2

SHARE DEALING CODE

Dated 1 December 2025

The Magnum Ice Cream Company N.V.

1	INTRODUCTION
1.1

This is the Share Dealing Code (the “Code”) of The Magnum Ice Cream Company N.V. (the “Company” or “TMICC”). It sets out the rules for directors, officers and employees of the Group regarding dealing with TMICC securities and those of its listed subsidiaries, seeking the related pre-clearances and complying with the associated notification procedures.

1.2

This Code also contains the Company’s Prevention of Insider Dealing Policy, which explains what insider trading is, what the market abuse offences are in the U.S., UK, and EU that apply to employees, how employees can be sure they don’t engage in it, and what to do if they discover Inside Information is being misused.

1.3

Employees must not use Inside Information to buy or sell securities of the Company, or any listed subsidiary of the Company, or any other publicly traded company. Securities include shares, options, equities and related derivatives or spread bets as well as debt securities.

1.4

The Company’s Disclosure Committee – on behalf of the Board – oversees that the Company has the necessary procedures in place to ensure the Company complies with applicable insider trading laws and regulations, including this Code.

1.5

The prohibitions on dealing by Restricted Persons (except in the limited circumstances as set out in this Code) come from UK MAR, the Criminal Justice Act 1993, EU MAR, the Securities Act and the Exchange Act.

1.6

The Company Secretary is responsible for ensuring this Code is understood and complied with. Any deviation or amendment to this Code requires the prior approval of the Company Secretary. It is the responsibility of the Company Secretary to keep this Code up to date. Should you have any queries on the contents of this Code or otherwise on the policies and procedures to be followed, you should contact the Company Secretary.

1.7

Failure to comply with this Code, trading or encouraging others to trade on Inside Information or giving it to unauthorised persons is a serious disciplinary matter, which may lead to dismissal and, in many cases, will also constitute a civil and/or criminal offence (see Annex 2 for further details).

1.8	Capitalised terms used but not defined in this Code shall have the meaning ascribed to them in Annex 2 to this Code.
2	INSIDE INFORMATION
2.1

Inside Information means information of a precise nature, which has not been made public, relating, directly or indirectly, to the Group or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments (“Inside Information”).

2.2

This may include information that relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumours. You should presume that information is non-public, unless you can point to its official release by the Company such as by a public filing or issuance of a press release. Inside Information is often referred to as material non-public information under U.S. laws.

2.3	Depending on the facts and circumstances, the types of information that could be considered Inside Information includes, but is not limited to, the following:
●	Business results or forecasts for the whole company or for one of our listed subsidiaries, including earnings announcements, changes to previously released earnings announcements, unpublished financial results;
●	Writedowns and additions to reserves for bad debts;
●	A major new product, product claim or product incident/issue;
●	A cybersecurity incident or risk that may adversely impact business, reputation or share value;
●	A pending or proposed acquisition, merger, tender offer, joint venture, restructuring, or divestment;
●	A sizeable restructuring project;
●	Pending or threatened significant litigation or government action, or major developments in or the resolution thereof or in dealings with regulator or governments;
●	Revisions in dividend policy;
●	Expansion or curtailment of operations, including increased orders of supplies, and business disruptions;
●	New inventions or discoveries;
●	The gain or loss of a significant customer or supplier;
●	Changes in auditors or auditor notification that the Company may no longer rely on an audit report; and
●	Changes in executive directors, company control, or extraordinary management developments.
3	MARKET ABUSE OFFENCES

Both EU MAR and UK MAR define market abuse as “a concept that encompasses unlawful behaviour on the financial markets” and in the U.S. the Securities Act and Exchange Act include comparable prohibitions, which should be understood as comprising the following:

3.1	Insider dealing

Insider dealing arises where a person possesses Inside Information and uses that information by acquiring or disposing of (whether for its own account or for the account of a third party), directly or indirectly, financial instruments to which that information relates. This includes recommending that another person engage in insider dealing, or inducing another person to engage in insider dealing on the basis of that Inside Information.

3.2	Unlawful disclosure of inside information

This behaviour arises where a person possesses Inside Information and discloses that information to any other person, except where the disclosure is made in the normal exercise of an employment, a profession or duties. Insider dealing includes unlawful disclosure of Inside Information where the person disclosing the recommendation or inducement knows or ought to know that it was based on Inside Information. This Code applies regardless of whether the person or entity who receives the Inside Information is related to you and regardless of whether you receive any monetary benefit for disclosing the information.

3.3	Market manipulation

Behaviour amounts to market manipulation or attempted market manipulation where, among other things, a person does anything that gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of, a financial instrument. This includes entering into a transaction or trade, giving information to the media, or otherwise transmitting false or misleading information.

4	MUST AND MUST NOTS
4.1	Employees must:
●	Refer to this Code or contact the Company Secretary in the Legal Group, to check whether something is Inside Information.
●	Immediately advise a member of the Disclosure Committee (the Company Secretary holds the names of committee members) if they suspect or know that some Inside Information is not being managed as Inside information or that someone is engaging in market abuse.
●	Exercise utmost care and circumspection at all times to protect any Inside Information known to them relating to the Company or about another entity that they learn in connection with conducting the business of the Company.
4.2	Employees must not:
●	Buy or sell securities of any listed company when in possession of Inside Information related to those securities – even if they believe they are not relying on it. This includes trading at times when there are market rumours that they know are false.
●	Decide to exercise a share option or award (or decide to sell shares to pay tax or any exercise price) under the Company’s share plans when in possession of Inside Information relating to the Company’s securities.
●	Encourage anyone to buy or sell securities of any listed companies when they have Inside Information related to those securities – even if they do not profit from the arrangement.
●	Pass Inside Information relating to the Company to anyone within the Company (unless they are on a relevant insider list) or outside the Company, including family members or friends.
●	Spread false information or engage in other activities to manipulate the price of publicly listed securities.
●	Trade in options, warrants, puts and calls or similar instruments on Company securities. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on inside information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives.

●	Engage in short sales of Company securities (unless permitted in connection with the Company’s share plans). A short sale has occurred if the seller (i) does not own the securities sold or (ii) does own the securities sold, but does not deliver them within 20 days or place them in the mail within 5 days of the sale. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance and often have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.
●	Hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan. This is because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Inside Information or otherwise is not permitted to trade in Company securities.
●	Engage in hedging transactions such as (but not limited to) zero-cost collars, equity swaps and forward sale contracts. Hedging transactions may allow a director, officer or other employee to continue to own Company securities, but without the full risks and rewards of ownership. This may lead to the director, officer or other employee no longer having the same objectives as the Company’s other shareholders.
●	Sell any Company securities of the same class (which includes any other securities that are convertible or exchangeable into such class) during the six months following the purchase (or vice versa). This does not prohibit, following the exercise of an option or vesting of an award, either: (i) the automatic sale of shares to pay tax or any exercise price; or (ii) subject to clearance being obtained, deciding to sell shares to pay tax or any exercise price. Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives.
●	Place standing or limit orders on Company securities. Standing and limit orders create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director, officer or other employee is in possession of Inside Information.
5	TMICC RESTRICTED PERSONS
5.1	Certain additional obligations apply to people falling within the following two categories:
5.1.1

the Directors and the Senior Managers during the period that the office is held and until they no longer possess Inside Information or for 6 months after termination, whichever period ends later, and their PCAs; and

5.1.2	the Company’s employees who have been notified by the Company Secretary they are on the TMICC Restricted Period List (the “TMRL” and such persons, being “Restricted Employees”).
5.2	The Company maintains insider lists that name all employees and external advisers who have authorised access to the Company’s Inside Information.
5.3

Note that the obligations resulting from possessing Inside Information will apply any time you have Inside Information, regardless of whether you are on any insider list or have been explicitly informed that you are a Restricted Employee.

5.4	For the purposes of this Code, PCAs are the following people in relation to a Director or Senior Manager:
Family Relationship	PCA
Husband/wife/civil partner	Yes
Husband/wife/civil partner (separated but not yet divorced)	Yes
Ex-husband/wife/civil partner (after divorce finalised)	No
Live-in partner or live-out partner	No
Child/step-child under 18 and unmarried/no civil partner	Yes
Child/step-child under 18 who is married or has a civil partner and does not live at home	No
Live-in relative (e.g. elderly aunt, grandchild, adult child or married child under 18) who has shared the same address for 1 year or more on the date of the transaction concerned	Yes
Live-in non-relatives (e.g. au pair, lodger)	No
Other relatives who do not share an address (parents, siblings, in-laws etc)	No
Corporate Relationship	PCA

Legal person, trust or partnership:

●
of which you or one of your PCAs discharges the managerial responsibilities
●
which is directly or indirectly controlled by you or one of your PCAs
●
set up for your or your PCAs benefit
●
or the economic interests of which are substantially equivalent to those of you or your PCAs
Yes
Legal person of which you or one of your PCAs hold at least 20% of shares or voting rights (but not control)	No

6OBLIGATIONS FOR RESTRICTED PERSONS

6.1Provisions applicable to Directors and Senior Managers

(a)

You may not deal in TMICC securities in Closed Periods except in the limited circumstances as outlined in paragraph 6.4 and clearance must be obtained in advance for all dealings in TMICC securities as outlined in Annex 3.

(b)	Subject to clearance being obtained, you can only deal in Open Periods provided that you are not in possession of any Inside Information.
(c)	You must not deal in TMICC securities based on short-term considerations.
(d)	You must keep confidential the fact that you have applied for clearance and if clearance is refused that must also be kept confidential.
(e)	You must advise your PCAs (if any) of their obligations under EU MAR and UK MAR and the Company Secretary will provide a memo for this purpose.
(f)	You must update the Company Secretary if your list of PCAs changes.
(g)	You must inform the Company Secretary as soon as possible (and in any event within two working days of the transaction) after you or one of your PCAs deals in TMICC securities.

(h)

If you want to deal in the securities of a listed subsidiary of the Company, you must first obtain clearance in advance of any dealing from the Company Secretary and also from the company secretary of the listed subsidiary (if any).

(i)	Listed subsidiaries of the Company may have their own share dealing codes to comply with the requirements of local stock exchange rules and you must comply with these.
(j)

When requested, you must provide the Company Secretary with details of your holdings of, and transactions in, TMICC securities or the securities of listed subsidiaries of the Company or other publicly traded companies.

6.2Provisions applicable to Restricted Employees

(a)

You may not deal in TMICC securities in Closed Periods except in the limited circumstances as outlined in paragraph 6.4 and clearance must be obtained in advance for all dealings in TMICC securities as outlined in Annex 3.

(b)	Subject to clearance being obtained, you can only deal in Open Periods provided that you are not in possession of any Inside Information.
(c)	You must not deal in TMICC securities based on short-term considerations (other than as permitted in relation to the Company’s share plans).
(d)	You must keep confidential the fact that you have applied for clearance and if clearance is refused that must also be kept confidential.
(e)

If you want to deal in the securities of a listed subsidiary of the Company, you must first obtain clearance in advance of any dealing from the Company Secretary and also from the company secretary of the listed subsidiary (if any).

(f)	Listed subsidiaries of the Company may have their own share dealing codes to comply with the requirements of local stock exchange rules and you must comply with these.
(g)

When requested, you must provide the Company Secretary with details of your holdings of, and transactions in, TMICC securities or the securities of listed subsidiaries of the Company or other publicly traded companies.

6.3Dealings

Restricted Persons (other than PCAs) must obtain clearance for any ‘dealings’ in TMICC securities unless you are told that clearance is not needed (for example, in relation to certain Company share plan events). Dealings are defined very widely. Dealing means any type of transaction in TMICC securities, including purchases, sales, the exercise of options, the receipt of shares under share schemes, using TMICC securities as security for a loan or other obligation and entering into, amending or terminating any agreement in relation to TMICC securities.

The following is a non-exhaustive list of transactions that are dealings for the purposes of this Code:

(a)	buying or selling TMICC shares;

(b)	transactions in TMICC shares carried out on your (or your PCA’s) behalf (e.g. by trustees of a family trust);
(c)	selling TMICC shares to cover the tax when you receive shares under one of the Company’s share plans;
(d)	buying TMICC shares under a dividend re-investment plan;
(e)	granting of options or share awards, exercise of options or receipt of TMICC shares following the vesting of share awards under one of the Company’s share plans;
(f)	cashing out an award under one of the Company’s share plans;
(g)	pledging any TMICC shares as security for a loan or other borrowing;
(h)	giving or receiving a gift of shares including to or from your spouse or civil partner;
(i)	inheriting shares;
(j)	your (or your PCA’s) dealings in units or shares in a collective investment undertaking or a portfolio of assets which has an exposure to TMICC shares or debt instruments of more than 20%; and
(k)

dealings in TMICC shares or debt instruments by a collective investment undertaking (for example a UCITS, or an Alternative Investment Fund), in which you or your PCA have invested, but only where you/your PCA have a say in investment decisions and not where the manager has complete discretion.

Whilst transactions on behalf of your PCAs, for example by their asset managers, do not need pre-clearance at all, there is still a requirement to notify these transactions to the Company. Other transactions in TMICC shares carried out by other persons on your behalf – e.g. trustees of a family trust of which you are a beneficiary (whether or not you can tell them what to invest in and when) must be notified.

When requesting pre-clearance, Directors and Senior Managers should carefully consider whether you may be aware of any Inside Information, and should fully describe those circumstances to the Company Secretary. You should also be prepared to comply with SEC Rule 144 and file Form 144, if required, at the time of any sale (see paragraph 4).

There is no requirement to notify transactions to the Company in the following cases:

(a)	Where you are investing in:
(i)	a unit or share in a collective investment undertaking (“CIU”) in which the exposure to TMICC securities does not exceed 20% of the assets held by the CIU;
(ii)	a financial instrument which provides exposure to a portfolio of assets in which the exposure to TMICC securities does not exceed 20%; or
(iii)

in the cases of either (i) or (ii) above, if you do not know, and could not know, the investment composition or exposure of such CIU or portfolio of assets in relation to TMICC securities and there is no reason to believe that such exposure is greater than 20%.

(b)	Transactions in TMICC securities executed by managers of a CIU where the manager of the CIU operates with full discretion and does not need to notify you when executing a transaction.

(c)

Where the Company does something which results in you (or your PCA) having to notify a dealing, you (or your PCA) will be treated as having notified the Company. The Company will notify the AFM and the FCA on your/their behalf so you/they do not need to do anything further. This covers:

(i)	being granted an option or award under the Company’s share plans where the recipient is not required to take any action to accept the option or award; and
(ii)	shares being issued or transferred following exercise of an option or vesting of an award; and
(iii)	automatic sales of shares to cover tax (or any exercise price) on such an award or option.

If you are in any doubt about whether you need to seek clearance to deal or whether you have to notify, then you should ask the Company Secretary for guidance.

6.4When is clearance likely to be given?

Clearance to deal in securities is always at the discretion of the person giving the clearance. Clearance to deal may be given subject to conditions. If this is the case, you must observe those conditions when dealing.

Clearance is likely to be given where dealings take place during one of the Open Periods, provided that the Restricted Person is not in possession of any Inside Information at the time. Even if you have been given clearance to deal, you must not deal if you are in possession of Inside Information.

The Company Secretary will make arrangements for clearance to be given for transactions related to the Company’s equity-based incentive schemes, personal equity plans, individual savings accounts (ISAs) and dividend reinvestment plans.

If allowed by applicable rules and regulations, clearance may be given to a Restricted Person during a Closed Period:

(a)

on a case-by-case basis where it is the only reasonable course of action available (i.e., if the person is in severe financial difficulty or there are other exceptional circumstances). Clearance may be given for such a person to sell (but not to purchase) TMICC securities. “Severe financial difficulty” is taken to mean a pressing financial commitment that cannot be satisfied otherwise than by selling TMICC securities. An “exceptional circumstance” arises if the person is required by a court to transfer or sell TMICC securities or there is an overriding legal requirement to do so;

(b)

due to the characteristics of the trading involved for transactions made under, or related to, an employee share or saving scheme and employees’ schemes concerning financial instruments other than shares, qualification or entitlement of shares and qualifications or entitlements of financial instruments other than shares, or transactions where the beneficial interest in the relevant security does not change; or

(c)

where the dealing is a transfer between a Director’s or Senior Manager’s own security accounts and does not result in a change in price of TMICC securities or a sale of TMICC securities necessary in order to enable a Director or Senior Manager to fund taxes such Director or Senior Manager is required to pay prior to the end of the Closed Period.

Notwithstanding the above, clearance shall be given to a Restricted Person to trade or to make transactions on its own account or for the account of a third party during a Closed Period in the case of transactions or trade activities that do not relate to active investment decisions undertaken by the person in question, or that result exclusively from external factors or actions of third parties, or that are transactions or trade activities, including the exercise of derivatives, based on predetermined terms.

6.5Notification and external reporting requirements

The Company Secretary will notify the relevant authorities of dealings carried out by Directors and Senior Managers and (where relevant) their PCAs. Such notifications need to be made promptly, but at least within three working days after the date of the transaction.

Directors and Senior Managers (including their respective PCAs) are personally responsible for notifying transactions in TMICC securities to the AFM and the FCA. However, the Company Secretary is authorised to notify the AFM and the FCA on their behalf and will do so as soon as possible after being notified of transactions in accordance with Annex 3.

6.6Post-termination transactions

This Code continues to apply to transactions in TMICC securities even after a person’s service with the Company is terminated. If a person is in possession of Inside Information when his or her employment or service terminates, that individual may not trade in TMICC securities (or, if the Inside Information relates to another entity, that entity’s securities) until that information has become public or is no longer deemed to be Inside Information. Questions or concerns on whether any non-public information constitutes or remains Inside Information should be directed to the Company Secretary. The pre-clearance procedures specified, however, will cease to apply to transactions in TMICC securities upon the expiration of any Closed Period or other Company-imposed trading restrictions applicable at the time of the termination of employment or service.

7Additional U.S. Transaction Considerations and Requirements

7.1

Subject to the receipt of clearance to deal in securities, the Securities Act requires that securities may be sold only pursuant to an effective registration statement or an exemption from the registration requirements. Directors and certain Senior Managers who are (or were within the prior 90 days) affiliates of the Company and who wish to sell TMICC securities may seek a “safe harbor” for their sales to establish an exemption from such registration requirements by complying with the conditions of Rule 144 applicable to affiliates. “Securities” under Rule 144 are broadly defined to include all securities, not just equity securities. The Rule 144 safe harbor is available not only to sales of common and preferred stock, but also to sales of bonds, debentures and any other form of security. Affiliates and others who seek to sell securities acquired directly from the Company or a Company affiliate in a series of transactions not involving any public offering may avail themselves of the safe harbor of Rule 144 by complying with the provisions applicable to resales of “restricted securities” (which apply, for affiliates, in addition to, and in conjunction with, the provisions of that Rule applicable to resales by affiliates).

The following summarises the relevant provisions of Rule 144, as they apply to resales by Directors and Senior Managers seeking to take advantage of the safe harbour. The below is an overview of the key provisions of Rule 144 and you should seek legal advice prior to taking any step in effecting a transfer of TMICC securities that are “restricted securities”.

7.2Current public information

There must be adequate current public information available regarding the Company. This requirement is satisfied only if the Company has filed all reports required by the Exchange Act during the 12 months preceding the sale, other than Form 8-K or Form 6-K, as applicable.

7.3Manner of sale

The sale of TMICC securities by a Director or Senior Manager must be made in one of the following manners:

●	in an open market transaction through a broker at the prevailing market price for no more than the usual and customary brokerage commission;
●	to a market maker at the price held out by the market maker; or
●	in a riskless principal transaction in which trades are executed at the same price, exclusive of any explicitly disclosed markup or markdown, commission equivalent or other fee, and where the transaction is permitted to be reported as riskless under the rules of a self-regulatory organisation.

Furthermore, the broker may not solicit or arrange for the solicitation of customers to purchase the shares. In addition, your broker likely has its own Rule 144 procedures (and must be involved in transmitting Form 144), so it is important to speak with your broker prior to any sale.

Even if your stock certificates do not contain any restrictive legends, you should inform your broker that you may be considered an affiliate of the Company.

7.4Number of shares which may be sold

Equity Securities. The amount of equity securities that a Director or Senior Manager may sell in a three-month period is limited to the greater of:

●	1% of the outstanding TMICC securities; or
●	the average weekly reported trading volume in the four calendar weeks preceding the transactions.

Debt Securities. The amount of debt securities that a Director or Senior Manager may sell in a three-month period is limited to the greater of:

●	the average weekly reported trading volume in the four calendar weeks preceding the sale; or
●	10% of the principal amount of the tranche of debt securities (or 10% of the class of non-participatory preferred stock).

7.5Notice of proposed sale

If the amount of TMICC securities proposed to be sold by a Director or Senior Manager during any three-month period exceeds 5,000 shares or has an expected aggregate sale price in excess of $50,000, the Director or Senior Manager must file a notice of sale on Form 144 with the SEC, prior to, or concurrently with, the placing of the order to sell securities.

7.6Holding periods

Any restricted securities must be held for six months prior to reselling such securities.

8Frequently Asked Questions

8.1How will I know if the Company is in an Open or Closed Period?

The Company Secretary will inform you by email of forthcoming Open Periods and Closed Periods. Whilst it is your responsibility to ensure you only deal when you do not have Inside Information, the Company Secretary will inform you if they are aware you have access to Inside Information and will place you on a restricted project list for that purpose.

8.2How will I know if I have Inside Information?

Whilst it is your responsibility to ensure you only deal when you do not have Inside Information, the Company Secretary will inform you if they are aware you have access to Inside Information and will create a restricted project list for that purpose. Please refer to paragraph 2 of this Code for further information on Inside Information.

8.3What is meant by ‘short-term considerations’ in relation to dealing in TMICC securities?

Generally, TMICC securities should not be sold within one year of purchase and purchases should not be made within one year of any sale. Exceptions may apply in relation to dealings related to the Company’s share plans.

8.4What are my obligations in relation to my PCAs?

Directors and Senior Managers must:

●	take reasonable steps to prevent any dealings in TMICC securities by or on behalf of your PCAs on considerations of a short-term nature;
●	advise your PCAs that this Code applies to them as they are a PCA; and
●	advise your PCAs of the Closed Periods during which they should not deal in TMICC securities.

Annex 1

Definitions and interpretations

1.	In this Code, the following terms have the following meanings:

“AFM” means the Dutch Authority for the Financial Markets.

“CEO” the Director who has been designated the title of chief executive officer.

“Chair” means the chair of the Board.

“Closed Period” or “blackout period” means the period of 30 days in advance of (i) the release of a preliminary announcement of the Company’s annual results; (ii) the publication of the annual results, (iii) publication of the Company’s half-yearly financial reports and, if applicable, quarterly financial reports, or (iv) any other period that the Disclosure Committee of the Company, in their absolute discretion, designates as an event-specific closed period. Such event-specific closed periods may not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in TMICC securities during an event-specific closed period, the Company Secretary will inform the requesting person of the existence of a closed period, without disclosing the reason for this. Any person made aware of the existence of an event-specific closed period should not disclose its existence to any other person. This further includes the period while the Company is in the process of assembling information and until the information has been released and fully absorbed by the market. Directors and Senior Managers may also be subject to event-specific closed periods pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan closed periods.

“Company” or “TMICC” means The Magnum Ice Cream Company N.V.

“Company Secretary” means the company secretary of the Company.

“Director” means a member of the Board. Unless the contrary is apparent, this shall include each Executive Director and each Non-Executive Director.

“EU MAR” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Executive Leadership Team” means the Group’s executives who have been designated as such by the CEO.

“FCA” means the UK Financial Conduct Authority.

“Group” means the Company and its subsidiaries.

“Inside Information” has the meaning given in paragraph 2.

“Open Period” means any period that is not a Closed Period.

“PCAs” or “persons closely associated” means the persons closely associated to the Directors and Senior Managers, as set out in paragraph 5.4.

“Restricted Employee” has the meaning given in paragraph 5.1.2.

“Restricted Persons” means Directors, Senior Managers, Restricted Employees and PCAs.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Managers” means the Company’s senior managers, this includes the Company’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), the Executive Leadership Team, any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the Company’s subsidiaries are deemed officers of the Company if they perform such policy-making functions for the Company.

“TMRL” has the meaning given in paragraph 5.1.2.

“UK MAR” means the Market Abuse Regulation (EU) No 596/2014 as it forms part of UK domestic law.

2.	Save where the context dictates otherwise, in these Board Regulations:
a)	words and expressions expressed in the singular form also include the plural form, and vice versa;
b)	references to “clauses” refer to clauses that are part of these Board Regulations, except where expressly indicated otherwise;
c)	a reference to a statutory provision counts as a reference to this statutory provision including all amendments, additions and replacing statutory provisions that may apply from time to time; and
d)	references to EUR shall be understood to also refer to the equivalent in any other currency.
3.	Headings of clauses and other headings in the rules are inserted for ease of reference and do not form part of the rules concerned for the purpose of interpretation.

Annex 2

Consequences of Breach

The consequences of a breach of the prohibitions set out in this Code will depend on the country in and/or from which the breach takes place.

Dismissal as a possible Company sanction is applicable for a breach in or from any country.

The possible consequences of a breach in the Netherlands, the U.S., and the United Kingdom are set out below. Note that the consequences of breaching the relevant Dutch, U.S., and UK laws are equally relevant to any Restricted Person.

The consequences of a breach in other countries will depend on applicable law in those jurisdictions.

CONSEQUENCES OF A BREACH IN THE NETHERLANDS
Sanction	Details
Administrative fines

The AFM may impose an incremental penalty (last onder dwangsom) or an administrative fine (bestuurlijke boete) of the second category (€1,000,000) or third category (€5,000,000), which can be doubled in case of a repeat offence. For certain turnover-related penalties, an increased percentage applies.

Public statement

The AFM may immediately make a public statement regarding a decision to impose fines in relation to certain breaches (including breaches by Directors and Senior Managers and their respective PCAs of their notification obligations under EU MAR).

Imprisonment and/or criminal fine

The penalty for the criminal offence of insider dealing or market manipulation is up to six years imprisonment, community service (taakstraf) and/or a fine of up to €1,030,000 (for legal entities) or €103,000 (for natural persons).

The penalty for breaches of disclosure obligations under EU MAR is up to two years imprisonment, community service and/or a fine of up to €103,000 (for legal entities) or €25,750 (for natural persons). The penalty for repeat offenders of such breaches is up to four years imprisonment, community service and/or a fine of up to €1,030,000 (for legal entities) or €103,000 (for natural persons).

Suspension

In connection with insider dealing or market manipulation, the AFM may temporarily suspend a natural person’s authority to trade for his own account (handelen voor eigen rekening) for up to one year (which can be extended by one year).

CONSEQUENCES OF A BREACH IN THE U.K.
Sanction	Details
Civil fine

The FCA may impose an unlimited fine on individuals. The minimum fine will be the greater of:

●
A percentage (between 0% and 40%, depending on the seriousness of abuse) of an individual’s total gross employment benefits for the period that the market abuse was committed;
●
A multiple (between 0 and 4 times) of the profit made or loss avoided as a direct result of the breach; and
●
£100,000 (in serious cases of market abuse).

Public statement	The FCA may make a public statement that the individual concerned has committed a breach of the prohibitions.
Injunction / Freezing Order

The FCA may apply to the court for:

●
An injunction to restrain a threatened or continued breach;
●
An injunction requiring a person to take steps to remedy the breach; or
●
A freezing order preventing the person from selling (or otherwise dealing with) assets if that person has committed or may commit a breach.

Order to repay benefits	The FCA may apply to the court for an order to repay benefits (either the sum of the profits the person has accrued or the amount of the victims’ loss).
Payment of compensation	The FCA may require the payment of compensation to victims.
Imprisonment and/or criminal fine

The penalty for the criminal offence of insider dealing is up to ten years imprisonment and/or an unlimited fine.

Alternatively the FCA may decide to issue a formal caution rather than prosecute an offender.

Suspension

The FCA may impose:

●
A temporary prohibition on the individual acquiring or disposing of financial instruments;
●
A permanent prohibition on the individual taking decisions about the management of an investment firm; and/or
●
A suspension, limitation or other restriction in relation to the carrying on of a regulated activity for up to 12 months.

CONSEQUENCES OF A BREACH IN THE U.S.
Sanction	Details
Civil penalties

The amount of a penalty could total three times the profits made or losses avoided. The maximum penalty may be assessed even against the individual who receives Inside Information from (“tippee”) for the profits made or losses avoided by all tippees, including remote tippees (i.e., others who may have been tipped by the tippee). Further, civil penalties of the greater of $2 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.

Order to repay benefits	The SEC may require a disgorgement of all benefits
Injunction / cease-and desist order	The SEC could apply for an injunction or cease-and-desist prohibiting a defendant from committing further violations
Criminal penalties

The SEC may refer cases to criminal authorities (generally the U.S. Department of Justice). Any person who “wilfully” violates any provision of the Exchange Act (or rule promulgated thereunder) may receive a criminal fine up to $5 million ($25 million for entities) and/or imprisoned for up to 20 years.

Annex 3

Clearance and Notification Procedure

Process for obtaining clearance to deal in TMICC securities for Directors and Senior Managers:

STEP 1

Request clearance to deal in TMICC securities for yourself in one of two ways:

1.

Fill out the Clearance to Deal Form included below and send it by email to the Company Secretary; or

2.

Write to the Company Secretary via email including the following information about the trade:

●
Type of security (e.g. TMICC ordinary shares).
●
Nature of transaction (e.g. buying, selling, pledging).
●
Capacity in which dealing or seeking clearance (i.e., on behalf of self or on your behalf e.g. by a family trust).
●
Reason for the dealing, if applicable.

STEP 2
The Company Secretary will arrange for the clearance application to be considered by an appropriate person as set out below.
Dealing by:	Clearance to be obtained from:
Chair	CEO, or if not available, the Company Secretary
CEO	Chair, or if not available, the Company Secretary
CFO	CEO, or if not available, the Company Secretary
Other Director	Chair or CEO, or if not available, CFO
Company Secretary	Chair or CEO
Senior Managers	Company Secretary or CEO
Restricted Employees	Company Secretary
STEP 3

If clearance is given, dealing must be made as soon as possible and must be completed within two working days (excluding the day on which clearance is given) in the jurisdiction in which the trade is taking place and should not take place if you come into possession of Inside Information before dealing. Please note that the timelines for seeking clearance and dealing are based on the time zone in the Netherlands. Please ensure that you take this into account if you are located in another time zone.

A business day in the Netherlands is a day other than:

●
a Saturday or Sunday; or
●
a public holiday.

A working day is defined in UK MAR as a day other than:

●
a Saturday or Sunday;
●
Christmas Day or Good Friday; or
●
a day which is a bank holiday in England and Wales under the Banking and Financial Dealings Act 1971.

In the U.S., a business day means any day other than any Saturday, Sunday, or any day on which either the New York Stock Exchange or the Federal Reserve Bank of New York is closed.

If you trade via [Computershare or Fidelity] [TBC] you will be asked to confirm that you have the appropriate clearance.

New clearance must be sought if the dealing is not completed within this period. Any dealing must be completed before the beginning of the next closed period.

HOW TO DEAL

Senior Managers must complete their dealings with [Computershare via EquatePlus (Computershare’s dealing platform)] [TBC] or over the phone. The relevant numbers and office hours are available on request, and Company Secretary will be able to assist if you are not able to connect with Computershare.

STEP 4

Directors and Senior Managers must confirm IMMEDIATELY (but in any event within 2 working days) that they have executed the transaction by filling in the Transaction Notification Form included in Section 2 below and send it by email to the Company Secretary.

PCAs must fill in a Transaction Notification Form included in Section 2 below and send it by email to the Company Secretary within 2 working days of transacting in TMICC securities.

Restricted Employees should confirm that they have executed the transaction as soon as possible (by in any event within 2 working days). There is no requirement for a Restricted Employee to complete the Transaction Notification Form.

The reporting obligation also applies to transactions in TMICC securities carried out by persons professionally arranging or executing transactions or by another person on your or your PCA’s behalf, even where the manager or trustee has full discretion. Directors and Senior Managers must notify the Company Secretary if they have transferred the management of TMICC securities to an investment manager and must authorise the investment manager to report directly to the Company Secretary of any dealings in TMICC securities.

1	Clearance to Deal Form

Application for Clearance to Deal

If you wish to apply for clearance to deal under the Share Dealing Code (the “Code”) of The Magnum Ice Cream Company N.V. (the “Company”) please complete sections 1 and 2 of the table below and submit this form to the Company Secretary. By submitting this form, you will be deemed to have confirmed and agree that:

(a)
the information included in this form is accurate and complete;
(b)
you are not in possession of Inside Information (as defined in the Code) relating to the Company or any Company securities;
(c)
if you are given clearance to deal and you still wish to deal, you will do so as soon as possible and in any event within two business days; and
(d)
if you become aware that you are in possession of Inside Information before you deal, you will inform the Company Secretary immediately and refrain from dealing.

The Magnum Ice Cream Company N.V. – Dealing in TMICC shares

NAME		[●]
CONTACT DETAILS	For Executive Directors and other employees, please include email address and extension number. For Non-Executive Directors, please include email address and telephone number.	[●]
TYPE OF SECURITY	TMICC ordinary shares	[●]
NUMBER OF SECURITIES	If actual number is not known, provide a maximum amount	[●]
NATURE OF TRANSACTION	A sale, purchase, pledge, etc.	[●]
CAPACITY IN WHICH SEEKING CLEARANCE	Director or Senior Manager, or Restricted Employee	[●]
REASON FOR DEALING	If applicable, provide further detail on the reason for dealing	[●]

2	Transaction Notification Form

Transaction Notification

Please send your completed form to the Company Secretary. If you require assistance in completing this form, please reach out to the Company Secretary.

The Magnum Ice Cream Company N.V. – Notification of Transaction

NAME	If the PCA is a legal person, state its full name, including legal form as provided for in the register where is it incorporated.	[●]
POSITION / STATUS	For PCAs, state that the notification concerns a PCA and the name and position of the relevant Director or Senior Manager.	[●]
TYPE OF SECURITY	TMICC ordinary shares	[●]
NATURE OF TRANSACTION

Description of the transaction type e.g. acquisition, disposal, subscription, contract for difference, etc.

If the transaction was conducted pursuant to an investment programme or trading plan, please indicate that fact and provide the date on which the relevant programme or plan was entered into.

[●]
PRICES AND VOLUMES

Where more than one transaction of the same nature of the same financial instrument are executed on the same day and at the same place, the prices and volumes of these transaction should be separately identified. Do not net off transactions.

For each transaction, please identify the price, including currency, and volume of the transaction.

[●]
DATE OF THE TRANSACTION	Date of the particular day of execution of the notified transaction, please specify the time zone.	[●]
PLACE OF THE TRANSACTION	Please identify the trading venue where the transaction was executed. If the transaction was not executed on a trading venue, please state ‘outside a trading venue’.	[●]